                                                                   EXHIBIT 99(L)


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ROPES & GRAY LLP
ONE INTERNATIONAL PLACE  BOSTON, MA 02110-2624  617-951-7000  F 617-951-7050
BOSTON  NEW YORK  SAN FRANCISCO  WASHINGTON, DC

August 19, 2005

Old Mutual/Claymore Long-Short Fund
2455 Corporate West Drive
Lisle, IL 60532

Ladies and Gentlemen:

We have acted as counsel to Old Mutual/Claymore Long-Short Fund (the "Fund") in connection with the registration statement of the Fund on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended (File No. 333-121150), and the Investment Company Act of 1940, as amended (File No. 811-21681), with respect to certain of its common shares of beneficial interest, par value $0.01 per share (the "Common Shares"). The Common Shares are to be sold pursuant to a Purchase Agreement substantially in the form filed as an exhibit to the Registration Statement (the "Purchase Agreement") among the Fund, Claymore Advisors, LLC, Analytic Investors, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Claymore Securities, Inc. and certain other underwriters listed on Schedule A thereto.

We have examined the Fund's Agreement and Declaration of Trust on file in the offices of the Secretary of The Commonwealth of Massachusetts, as amended (the "Declaration of Trust"), and the Fund's Bylaws, as amended, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

         1. The Fund has been duly organized and is a validly existing unincorporated voluntary association under and by virtue of the laws of The Commonwealth of Massachusetts.

         2. The Common Shares have been duly authorized and, when issued and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its Trustees. The Declaration of Trust provides for indemnification out of the property of the

Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Common Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm under the captions "Tax Matters" and "Legal Matters" in the Prospectus and "Counsel" in the Statement of Additional Information, each contained in the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP